Exhibit 99.1

SELECTIVE APPOINTS WOLE COAXUM AS INDEPENDENT DIRECTOR

Short Hills, N.J., September 16, 2026 – Selective Insurance Group, Inc. (Nasdaq: SIGI) today announced that Wole Coaxum has been appointed to its Board of Directors, effective today. Mr. Coaxum previously served as an independent director for Selective from 2020 to 2025. With this new appointment, Selective’s Board now consists of 13 directors, 12 of whom are independent.

“Wole has a unique set of skills that will enhance our collective Board capabilities,” said John J. Marchioni, Chairman, President and Chief Executive Officer. “He brings extensive expertise in financial services and FinTech, along with an entrepreneurial leadership background and a strong commitment to increasing economic access. We are excited to welcome him back to the boardroom to help us guide our long-term strategic priorities.”

Mr. Coaxum is the founder and Chief Executive Officer of On Our Block, a New York-based firm that offers strategic advisory services and supports capital-raising for owner-operated businesses. He previously founded Mobility Capital Finance, Inc. (“MoCaFi”), a New York-based digital banking platform that he led as Chief Executive Officer from 2015 until its wind-down in 2026.

Earlier in his three-decade career in the financial services and insurance industries, Mr. Coaxum was a Managing Director at JPMorganChase, which he joined in 2007. In this role, he was responsible for commercial credit card sales and relationship management. The first ten years of his career were spent at Citigroup, and he subsequently held senior executive positions for five years at Willis Group Holdings, the multi-national insurance brokerage, in both the U.S. and Canada. He earned a Bachelor of Arts in history from Williams College and a Master of Business Administration in finance from New York University’s Stern School of Business.

“Selective has a proud 100-year legacy of serving customers and communities with leading insurance solutions. I am honored to rejoin the Board and support the company’s continued success,” said Mr. Coaxum.

Mr. Coaxum has been appointed to the Board’s Audit Committee and Compensation and Human Capital Committee.

About Selective Insurance Group, Inc.

Selective Insurance Group, Inc. (Nasdaq: SIGI) is a holding company for 10 property and casualty insurance companies rated “A+” (Superior) by AM Best. Through independent agents, the insurance companies offer standard insurance for commercial and personal risks and specialty insurance for commercial risks. Selective also offers flood insurance through the National Flood Insurance Program’s Write Your Own Program. Selective’s unique position as both a leading insurance group and employer of choice is widely recognized, with awards and honors including listing in Forbes Best Midsize Employers and certification for seven consecutive years as a Great Place to Work®.

Investor Contact:

Brad Wilson

973-948-1283

Brad.Wilson@Selective.com

Media Contact:

Jamie Beal

973-948-1234

Jamie.Beal@Selective.com